Exhibit 4(a)

CONFORMED COPY

MAYTAG CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of June 25, 2004, among Maytag Corporation (the “Borrower”), the Lenders party hereto and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Administrative Agent for the Lenders (the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. The Borrower, the Lenders, and the Administrative Agent are parties to a Credit Agreement dated as of March 5, 2004 (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower has requested that the Lenders amend the Credit Agreement to allow the Borrower to add back certain cash and non-cash restructuring charges to Consolidated EBIT, as defined therein, and the Lenders are willing to do so, all on the terms and conditions herein set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENT.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1 The definition of “Consolidated EBIT” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Consolidated EBIT” means, with reference to any fiscal period, determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP, (i) Operating Income for such period, plus (ii) for any fiscal quarter during fiscal years 2003 and 2004, non-cash charges against Operating Income during such fiscal quarter relating to accelerated depreciation in connection with the Galesburg, Illinois plant closing, provided that the aggregate amount of addbacks permitted pursuant to this clause (ii) shall not exceed $29,532,000 for fiscal 2003 and $30,000,000 for fiscal 2004, plus (iii) for any fiscal quarter during fiscal years 2004 and 2005, cash and non-cash charges against Operating Income during such fiscal quarter relating to a certain restructuring of the Borrower described in the Borrower’s press release dated June 4, 2004, provided that the aggregate amount of addbacks permitted pursuant to this clause (iii) shall not exceed $100,000,000 in the aggregate during fiscal years

2004 and 2005, of which not more than $60,000,000 may be addbacks of cash charges.

SECTION 2. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1. The Borrower and the Required Lenders shall have executed and delivered this Amendment.

2.2. The Borrower shall have paid to the Administrative Agent for the account of each Lender which executes and delivers this Amendment on or prior to June 22, 2004 an amendment fee in the amount of 0.05% of such Lender’s Commitment (whether used or unused).

2.3. The Borrower shall have paid to the Administrative Agent and its Affiliates any other fees or expenses required to be paid to them in connection with this Amendment.

SECTION 3. REPRESENTATIONS.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof the representations and warranties set forth in Article V of the Credit Agreement are and shall be and remain true and correct and that no Default or Unmatured Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 4. MISCELLANEOUS.

4.1. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2. The Borrowers agree to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.

4.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[SIGNATURE PAGE TO FOLLOW]

“BORROWER”

MAYTAG CORPORATION

By	/s/ Steven J. Klyn
	Name	Steven J. Klyn
	Title	Vice President and Treasurer

“LENDERS”

BANK ONE, NA, in its individual capacity as a Lender and as Administrative Agent

By	/s/ John H. Fiore
	Name	John H. Fiore
	Title	Director

HARRIS NESBITT FINANCING, INC.

By	/s/ Joseph W. Linder
	Name	Joseph W. Linder
	Title	Vice President

KEYBANK NATIONAL ASSOCIATION

By	/s/ David J. Wechter
	Name	David J. Wechter
	Title	Vice President

ROYAL BANK OF CANADA

By	/s/ Scott Umbs
	Name	Scott Umbs
	Title	Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ Yashuhiko Imai
	Name	Yasuhiko Imai
	Title	Senior Vice President

CITICORP USA, INC.

By	/s/ John W. Coons
	Name	John W. Coons
	Title	Director

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Sandra J. Hartay
	Name	Sandra J. Hartay
	Title	Vice President

LEHMAN BROTHERS BANK, FSB

By	/s/ Gary T. Taylor
	Name	Gary T. Taylor
	Title	Vice President

UFJ BANK LIMITED, New York Branch

By	/s/ Harris Frommer
	Name	Harris Frommer
	Title	Vice President

UNION BANK OF CALIFORNIA

By	/s/ Christine M. Davis
	Name	Christine M. Davis
	Title	Vice President

MIZUHO CORPORATE BANK, LTD.

By	/s/ Raymond Ventura
	Name	Raymond Ventura
	Title	Senior Vice President